Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 29, 2016, relating to the consolidated financial statements of Retail Energy Holdings, LLC and subsidiaries as of and for the year ended December 31, 2015, included in Genie Energy Ltd.’s Current Report on Form 8-K/A dated January 13, 2017.

Minneapolis, Minnesota

February 2, 2018